Exhibit (d)(10)

JOHN HANCOCK FUNDS II

AMENDMENT TO

AMENDED AND RESTATED ADVISORY AGREEMENT

AMENDMENT (the “Amendment”) made this 27th day of March, 2025, to the Amended and Restated Advisory Agreement dated June 30, 2020, as amended, (the Agreement”) between John Hancock Funds II, a Massachusetts business trust (the “Trust” or “JHF II”) and John Hancock Investment Management LLC, a Delaware limited liability company (the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGES IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Adviser is amended to add the following new portfolios: 2070 Lifetime Blend Portfolio and Multimanager 2070 Lifetime Portfolio.

2.	EFFECTIVE DATE

The Amendment shall become effective as of April 24, 2025, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK FUNDS II

By:	Kristie Feinberg
Name:	Kristie Feinberg
Title:	President

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

APPENDIX A

Advisory Fee Schedules

The Adviser shall serve as investment adviser for each Fund of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the “Adviser Fee”).

The term Aggregate Net Assets in the chart below includes the net assets of a Fund of the Trust. It also includes with respect to certain Funds as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

The Adviser Fee for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Adviser Fee for each Fund shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-1

Advisory Fee Schedules

Lifetime Blend Portfolios

	Rates Applied to Aggregate Net Assets of the Fund of Funds(1)
Fund of Funds	Affiliated Fund Assets		Other Assets
	First $7.5 billion	Excess over $7.5 billion	First $7.5 billion	Excess over $7.5 billion
Each Lifetime Blend Portfolio	0.060%	0.050%	0.510%	0.500%

(1)

Aggregate Net Assets. For each Lifetime Blend Portfolio, Aggregate Net Assets include the net assets of all the Lifetime Blend Portfolios and the net assets of all the Multimanager Lifetime Portfolios.

Multimanager Lifetime Portfolios

	Rates Applied to Aggregate Net Assets of the Fund of Funds(1)
Fund of Funds	Affiliated Fund Assets		Other Assets
	First $7.5 billion	Excess over $7.5 billion	First $7.5 billion	Excess over $7.5 billion
Each Multimanager Lifetime Portfolio	0.060%	0.050%	0.510%	0.500%

(1)

Aggregate Net Assets. For each Multimanager Lifetime Portfolio, Aggregate Net Assets include the net assets of all the Multimanager Lifetime Portfolios and the net assets of all the Lifetime Blend Portfolios.

A-2